Exhibit 10.1

AGREEMENT

This Agreement is made by and between the Central States, Southeast and Southwest Areas Pension Fund (“Pension Fund”) on the one hand and G&K Services, Inc. (“G&K”) on the other hand, each intending to be legally bound.

I. RECITALS

A. The Pension Fund is a multiemployer pension plan within the meaning of 29 U.S.C. §§ 1002(37) and 1301(a)(3).

B. G&K is a corporation organized under the laws of the State of Minnesota.

C. G&K was bound by a series of collective bargaining agreements, executed between G&K and various local unions affiliated with the International Brotherhood of Teamsters, under which G&K was required to make contributions to the Pension Fund on behalf of certain of its employees.

D. On December 31, 2012, G&K effected a “partial withdrawal” from the Pension Fund as defined in 29 U.S.C. § 1385(b)(2)(A)(i) (the “2012 Partial Withdrawal”).

E. As a result of the 2012 Partial Withdrawal, G&K was assessed withdrawal liability identified as Assessment Number 2957110-WL130100-01 in the principal amount of $28,215,404.76 (the “2012 Partial Withdrawal Liability Assessment”).

F. In September 2013, the Pension Fund sent a notice and demand for payment of the 2012 Partial Withdrawal Liability Assessment to G&K which was received by G&K in September 2013.

G. G&K did not initiate arbitration (within the meaning of 29 U.S.C. § 1401(a)(1)) with respect to the 2012 Partial Withdrawal Liability Assessment.

H. The Pension Fund determined that on or about May 5, 2013, G&K permanently ceased to have an obligation to contribute to the Pension Fund and/or permanently ceased all Pension Fund-covered operations, thereby effecting a “complete withdrawal” from the Pension Fund within the meaning of 29 U.S.C. § 1383 (the “2013 Complete Withdrawal”).

I. As a result of the 2013 Complete Withdrawal, G&K was assessed withdrawal liability identified as Assessment Number 2957110-WL130100-02 in the principal amount of $31,280,272.01 (the “2013 Complete Withdrawal Liability Assessment”).

J. In September 2013, the Pension Fund sent a notice and demand for payment of the 2013 Complete Withdrawal Liability Assessment to G&K which was received by G&K in September 2013.

K. By letter dated November 20, 2013, G&K, through counsel, requested review of the 2012 Partial Withdrawal Liability Assessment and the 2013 Complete Withdrawal Liability Assessment pursuant to 29 U.S.C. § 1399(b)(2)(A).

L. On April 7, 2014, G&K initiated arbitration proceeding 01 14 0000 2147 with the American Arbitration Association (the “Arbitration”) to contest the 2013 Complete Withdrawal Liability Assessment.

M. To date, G&K has paid $2,263,046.80 on account of the 2012 Partial Withdrawal Liability Assessment.

N. To date, G&K has paid $2,404,987.00 on account of the 2013 Complete Withdrawal Liability Assessment.

O. The parties now wish to enter into a settlement agreement with respect to the 2012 Partial Withdrawal, the 2012 Partial Withdrawal Liability Assessment, the 2013 Complete Withdrawal, the 2013 Complete Withdrawal Liability Assessment, and the Arbitration.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties agree as follows:

II. AGREEMENT TERMS

Article 1 – Payment to the Pension Fund

1.1 G&K shall make a lump sum payment to the Pension Fund in the amount of $24,798,769.38, which amount must be received in full by the Pension Fund on or before June 15, 2015.

1.2 In addition to the payment required under Article 1.1, the Pension Fund shall be allowed to retain all payments made by G&K on the account of the 2012 Partial Withdrawal Liability Assessment and the 2013 Complete Withdrawal Liability Assessment, and outlined in Recitals M and N above.

1.3 In the event that the payment required under Article 1.1 is not received on or before June 15, 2015, G&K shall be required to pay interest calculated at an annualized interest rate equal to two percent (2%) plus the prime interest rate established by JPMorgan Chase Bank, NA for the fifteenth (15th) day of the month for which interest is charged.

Article 2 – Limited Waivers of Challenges and Credits

2.1. With respect only to the 2012 Partial Withdrawal, the 2012 Partial Withdrawal Liability Assessment, the 2013 Complete Withdrawal and the 2013 Complete Withdrawal Liability Assessment, G&K agrees to waive any right to: (a) request review under 29 U.S.C. § 1399(b)(2); (b) initiate arbitration under 29 U.S.C. § 1401(a); (c) otherwise litigate including, without limitation, claims under 29 U.S.C. §§ 1132 and 1451; and (d) request a refund or credit of any of the amounts referenced in Article 1 above. G&K does not waive any right or claim it might have against Pension Fund other than those described in the preceding sentence.

Article 3 – Representations and Warranties of Contribution History and Controlled Group

3.1 G&K warrants and represents to the Pension Fund that the contribution history set forth in the attached computer report (Exhibit A hereto) does not understate the contributions or contribution base units (“CBUs”) of G&K and all trades or businesses under common control with G&K within the meaning of 29 U.S.C. § 1301(b)(1) and the regulations thereunder for each of the years listed in the report.

3.2 G&K warrants and represents that from January 1, 2002, through the date of this Agreement, there were no trades or business that were both under common control with G&K within the meaning of 29 U.S.C. § 1301(b)(1) and the regulations thereunder, and obligated to contribute to the Pension Fund during any part of that period whose contribution history is not reflected on Exhibit A.

3.3 If either of the warranties and representations contained in Articles 3.1 and 3.2 is false, then the Pension Fund shall have the right to recover the full balance of any contributions due with interest plus reasonable attorneys’ fees, costs, and any and all applicable damages pursuant to 29 U.S.C. § 1132(g)(2), and the full amount of any previously unassessed withdrawal liability in excess of the 2012 Partial Withdrawal Liability Assessment and/or the 2013 Complete Withdrawal Liability Assessment, and which is attributable to contributions not listed in Exhibit A, with interest plus reasonable attorneys’ fees, costs, and any and all applicable damages pursuant to 29 U.S.C. §§ 1132(g)(2), 1392(c) and 1451(b). G&K agrees to waive its right to assert the defenses of statute of limitations, laches, res judicata, collateral estoppel, or the “as soon as practicable” requirement of 29 U.S.C. § 1399(b) with respect to any such claims, but only those defenses. All other defenses to such claims are hereby preserved.

Article 4 – Dismissal of Arbitration

4.1 G&K agrees that it will dismiss the Arbitration with prejudice by no later than June 19, 2015, with each party to bear its own attorney’s fees and costs. Each party shall be responsible for one half of any fees and costs assessed by the American Arbitration Association in connection with the Arbitration – except that G&K shall be solely responsible for the filing fee to initiate the Arbitration.

Article 5 – Place of Payment and Method

5.1 All payments to be made under this Agreement shall be made payable to the Central States, Southeast and Southwest Areas Pension Fund and shall be either mailed to:

Central States Pension Fund

c/o Rebecca K. McMahon

9377 W. Higgins Road, 10th Floor

Rosemont, IL 60018

or transmitted by wire transfer referencing G&K as the payor and account number 2957110-0001 to:

Bank Name:	BNY Mellon, N.A.
American Banking Association #:	043000261
Account Number:	0000932289
Beneficiary:	Central States, SE & SW Areas Pension Fund

Article 6 – Limited Release

6.1 Conditioned upon the full and timely payment of the amount set forth in Article 1, the waivers in Article 2, the accuracy of the warranties and representations in Articles 3.1 and 3.2, and the dismissal of the Arbitration with prejudice as set forth in Article 4, the Pension Fund releases and forever discharges G&K, Leef Brothers, Inc., Leef Brothers of Eveleth, Inc., and Leef Services, Inc. from and waives all claims for collection of or related to the 2012 Partial Withdrawal, the 2012 Partial Withdrawal Liability Assessment, the 2013 Complete Withdrawal, and the 2013 Complete Withdrawal Liability Assessment. Nothing in this Agreement releases any other claim against G&K or any other party, including, without limitation, claims for contributions or withdrawal liability other than the 2012 Partial Withdrawal Liability Assessment and the 2013 Complete Withdrawal Liability Assessment, nor does G&K waive any defenses to such unreleased claims, except as specified in Section 3.3 above.

Article 7 – Jurisdiction and Venue

7.1 This Agreement is being entered into and performed within Cook County in the State of Illinois and shall be construed and interpreted in accordance with federal law and the laws of the State of Illinois without regard to its conflict of laws rules. Any and all actions brought that relate in any way to this Agreement shall be filed and litigated only in courts located in Cook County, Illinois, and all of the parties to this Agreement consent to personal jurisdiction in any federal or state court located in Cook County, Illinois.

Article 8 – Certifications and Understandings of the Parties

8.1 This Agreement has been drafted and edited by both parties. Therefore, this Agreement shall not be construed against either party on the basis that one or more of the parties was the principal drafter of the Agreement.

8.2 Each of the parties to this Agreement certifies that they have read the terms of this Agreement, that they have had the opportunity to discuss it with their attorneys, and that they understand its terms and effects.

8.3 Each person signing this Agreement represents that he or she has the capacity and the authority to execute this Agreement on behalf of the party on whose behalf he or she signs this Agreement, and that he or she also has the authority to bind the party on whose behalf he or she signs this Agreement.

Article 9 – No Admission

9.1 Nothing in this Agreement shall be construed as an admission by G&K, including, but not limited to, admission of a breach of contract or any wrongdoing

Article 10 – Entire Agreement, Changes, Counterparts

10.1 This Agreement represents the entire understanding between the parties and cannot be changed or amended, except by a written agreement, signed by all of the parties, and attached to this Agreement.

10.2 The Recitals set forth in paragraphs A through O are incorporated into, and made part of, this Agreement.

10.3 The date of this Agreement shall be deemed to be the date of the latest signature.

10.4 This Agreement may be executed in separate counterparts, which when taken together shall form and constitute the parties’ entire agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the indicated dates.

CENTRAL STATES, SOUTHEAST AND SOUTHWEST AREAS PENSION FUND

BY:	/s/ Peter Priede
Peter Priede
Director of Employer Services

DATE: June 11, 2015

G&K SERVICES, INC.

BY:	/s/ Jeffrey L. Cotter
Jeffrey L. Cotter
Vice President, General Counsel and Corporate Secretary

DATE: June 10, 2015